FOR IMMEDIATE RELEASE            For more information contact:

May 19, 2021                    Rodger A. McHargue at (812) 238-6000

First Financial Corporation Declares Semi-Annual Dividend

TERRE HAUTE, INDIANA - The directors of First Financial Corporation (NASDAQ: THFF) have declared a semi-annual dividend of 53 cents per share payable on July 1, 2021, to shareholders of record at the close of business June 17, 2021. Today’s declaration increases the total dividend paid in 2021 to $1.06 per share, a 1.9% increase from 2020 and is the Corporation's 33rd consecutive year of increased regular dividends.
First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana, Illinois, Kentucky, and Tennessee, and The Morris Plan Company of Terre Haute.